Exhibit 10.1

EXECUTION VERSION

BRIDGE TERM LOAN CREDIT AGREEMENT

dated as of

December 19, 2014

among

SOUTHWESTERN ENERGY COMPANY

The Lenders Party Hereto

BANK OF AMERICA, N.A.

as Administrative Agent

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

THE ROYAL BANK OF SCOTLAND PLC

as Co-Syndication Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Sole Lead Arranger and Sole Bookrunner

Table of Contents

(continued)

ii

Table of Contents

(continued)

Page

SCHEDULES:

Schedule 1.01A – Commitments
Schedule 1.01B – Pricing Schedule
Schedule 6.02 – Existing Liens
Schedule 6.03 – Existing Subsidiary Indebtedness

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Subsidiary Guaranty
Exhibit C-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit C-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit C-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit C-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit D-1 – Form of Borrowing Request
Exhibit D-2 – Form of Interest Election Request
Exhibit E – Form of Note
Exhibit F – Form of Compliance Certificate
Exhibit G – Form of Solvency Certificate

iii

BRIDGE TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of December 19, 2014 among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto, BANK OF AMERICA, N.A., as Administrative Agent, and CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC, as Co-Syndication Agents.

RECITALS:

1. Pursuant to that certain purchase and sale agreement dated as of October 14, 2014 (together with the schedules, annexes and exhibits thereto, and as amended, restated, amended and restated, supplemented or otherwise modified, the “Purchase and Sale Agreement”) between SWN Production Company, LLC, a Texas limited liability company formerly known as Southwestern Energy Production Company, a Texas corporation (the “Buyer”), and Chesapeake Appalachia L.L.C., an Oklahoma limited liability company (the “Seller”), the Buyer agreed to purchase all of the Seller’s right, title and interest in and to certain oil, gas and mineral properties and related assets as described in the Purchase and Sale Agreement (such properties and assets, the “Acquired Assets”) for the aggregate cash consideration set forth in the Purchase and Sale Agreement (the “Acquisition Consideration”, and such transaction, the “Acquisition”).

2. To consummate the transactions contemplated by the Purchase and Sale Agreement, and in order to fund a portion of the Acquisition Consideration, the Borrower (i) expects to (A) (x) issue Senior Notes and/or (y) issue equity or equity-linked securities in a public offering or private placement (clauses (x) and (y) together, a “Permanent Financing”) and/or (B) borrow senior unsecured term loans in an aggregate principal amount of $500,000,000 pursuant to that certain Term Loan Credit Agreement dated as of December 19, 2014 (the “Term Loan Credit Agreement”) among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and (ii) has requested that the Lenders commit to provide senior unsecured loans under a bridge facility, in an aggregate principal amount of up to $4,500,000,000 (as such amount may be reduced from time to time in accordance with the terms hereof).

3. The Lenders are willing to provide the bridge facility described in clause (ii) above on the terms and subject to the conditions set forth in this Agreement.

4. The parties hereto therefore agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Assets” has the meaning assigned to such term in the Recitals hereto.

“Acquisition” has the meaning assigned to such term in the Recitals hereto.

“Acquisition Consideration” has the meaning assigned to such term in the Recitals hereto.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity pursuant to Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $4,500,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Annual Audited Financial Statements” has the meaning assigned to such term in Section 3.03(a).

“Anti-Corruption Laws” means any Requirement of Law applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means, with respect to any Lender at any time, a percentage represented by (i) if the Borrowing has not occurred (or the Aggregate Commitment has terminated without a Borrowing), such Lender’s Commitment over the Aggregate Commitment (or in effect at the time of termination, as applicable) and (ii) if the Borrowing has occurred, the outstanding principal amount of such Lender’s Loan over the aggregate outstanding principal amount of all Lenders’ Loans at such time (or if the Loans have been repaid in full, the respective amounts in effect immediately before such repayment).

“Applicable Rate” means, for any day, (a) with respect to ABR Loans, the per annum rate set forth in Schedule 1.01B under the heading “ABR Margin” and (b) with respect to Eurodollar Loans, the per annum rate set forth in Schedule 1.01B under the heading “Eurodollar Margin”, in each case based upon the Moody’s Rating and the S&P Rating (each as defined in Schedule 1.01B) applicable on such day.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the following officers of the Borrower: the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, or any Executive Vice President, Senior Vice President or General Manager and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the Recitals hereto.

“Borrowing” means (i) initially, the borrowing of Loans pursuant to Section 2.01 and (ii) at any time from and after such borrowing, a group of Loans or portions thereof (pro rata among all Lenders) of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 which, if in writing, is substantially in the form attached hereto as Exhibit D-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease” of a Person means any lease of Property, except oil and gas leases, by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP; provided that any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

“Capital Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change of Control” means that (a) any Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shall beneficially own, directly or indirectly, 25% or more of the common stock or other voting securities of the Borrower; or

(b) Continuing Directors shall fail to constitute a majority of the Board of Directors of the Borrower. For purposes of the foregoing, “Continuing Director” means an individual who (x) is a member of the Board of Directors of the Borrower on the date of this Agreement or (y) is nominated to be a member of such Board of Directors after the date hereof by a majority of the Continuing Directors then in office.

“Change of Control Offer” has the meaning assigned to such term in Section 2.11(c).

“Change of Control Payment” has the meaning assigned to such term in Section 2.11(c).

“Change of Control Payment Date” has the meaning assigned to such term in Section 2.11(c)(i)(B).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” has the meaning assigned to such term in Section 4.02.

“Co-Syndication Agents” means Citibank, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and The Royal Bank of Scotland PLC in their capacities as syndication agents for the bridge facility evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” means the total assets of the Borrower and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of the Borrower and its Restricted Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP but without giving effect to any non-cash charge after the date hereof resulting from any write-down of the Borrower’s oil and gas properties to the full cost ceiling limitations required by the full cost method of accounting for such properties.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person (a) assumes, guarantees, endorses (other than for collection in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, any Indebtedness of any other Person, (b) agrees to maintain the net worth or working capital or other financial condition or liquidity of any other Person so as to enable such other Person to pay any Indebtedness, or (c) otherwise assures any creditor of any other Person against loss with respect to Indebtedness of such other Person owing to such creditor, including any obligation of any such Person as general partner of a partnership with respect to the liabilities of the partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent or any other Lender.

“Debt to Capitalization Ratio” means the ratio of (a) Total Debt to (b) the sum of Total Debt plus Stockholders’ Equity.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Demand Failure Event” has the meaning assigned to such term in the Fee Letter.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means any Person that is a competitor of the Borrower identified in writing to the Administrative Agent by Borrower from time to time by a notice thereof to the Administrative Agent and the Lenders setting forth such Person or Persons (or the Person or Persons previously identified that are to be no longer considered a “Disqualified Lender”).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Duration Fee” has the meaning assigned to such term in Section 2.12(c).

“Effective Date” has the meaning assigned to such term in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® Debt Domain, Syndtrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all Requirements of Law relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 16, 2013, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and agents party thereto from time to time (as amended, restated, amended and restated, supplemented or otherwise modified).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of October 14, 2014 among the Borrower, Bank of America, N.A. and the Sole Lead Arranger (as amended, restated, amended and restated, supplemented or otherwise modified).

“Financial Officer” means the Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller of the Borrower.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (excluding current trade and accounts payable incurred in the ordinary course of business), (c) Indebtedness of others, whether or not assumed, secured by Liens on Property now or hereafter owned or acquired by such Person, limited, however to the lesser of (x) the amount of its liability and (y) the book value of the Property, (d) obligations which are evidenced by notes, bonds, debentures or other similar instruments, (e) obligations of such Person under conditional sale or other title retention agreements related to Property acquired by such Person, (f) Capital Lease Obligations, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, (j) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, and (k) Contingent Obligations with respect to Indebtedness of others. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Lenders” means Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and The Royal Bank of Scotland PLC.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing which, if in writing, is substantially in the form attached hereto as Exhibit D-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, the respective dates that fall every three months after the beginning of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the date that is one, two, three or six months (or such other period that is twelve months or less requested by the Borrower and consented to by all of the Lenders from time to time) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any equity interests in any Unrestricted Subsidiary, (b) any direct or indirect loan, advance or capital contribution by the Borrower or any of its Restricted Subsidiaries to any Unrestricted Subsidiary, any assumption by the Borrower or any of its Restricted Subsidiaries of Indebtedness of any Unrestricted Subsidiary, or any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of any other Indebtedness or equity participation or interest in any Unrestricted Subsidiary, and (c) any Contingent Obligation pursuant to which the Borrower or any of its Restricted Subsidiaries assures a creditor against loss with respect to any Indebtedness of any Unrestricted Subsidiary.

“Investment Grade Rating” means (a) a debt rating of BBB- (or better) by S&P or (b) a debt rating of Baa3 (or better) by Moody’s.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Borrower, the actual knowledge of any Authorized Officer.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire provided to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBO Rate” means, (a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) (“LIBOR”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or other security arrangement (including the interest of a vendor or lessor under any conditional sale, Capital Lease or other title retention agreement).

“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the Notes (if any), each Subsidiary Guaranty (if any), each agreement executed by the Borrower or any Subsidiary Guarantor that expressly provides that it is a Loan Document, and all amendments, restatements, waivers, supplements or other modifications to any of the foregoing.

“Margin Stock” has the meaning given such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower to fully and timely pay the Obligations when due or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination, each Restricted Subsidiary of the Borrower that:

(a) has assets with a book value representing more than 10% of the book value of the consolidated assets of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter end for which a consolidated balance sheet of the Borrower and its Subsidiaries is available immediately prior to such date of determination; and

(b) is responsible for more than 10% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent period of four consecutive fiscal quarters for which a consolidated income statement of the Borrower and its Subsidiaries is available immediately preceding such date of determination;

provided that each such determination of such assets or revenues shall be made after deducting all intercompany transactions which, in accordance with GAAP, would be eliminated in preparing consolidated financial statements for the Borrower and its Restricted Subsidiaries.

“Maturity Date” means the date that is 364 days after the Closing Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any Prepayment Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Prepayment Disposition (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable Property and that is required to be repaid in connection with such Prepayment Disposition (other than Indebtedness under the Loan Documents or the Term Loan Credit Agreement), (B) the out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such Prepayment Disposition, (C) income taxes reasonably estimated to be actually payable as a result of such Prepayment Disposition and after recognizing the effect of any tax gain in connection with such Prepayment Disposition, (D) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Prepayment Disposition; and (E) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the Property disposed of in such Prepayment Disposition and retained by the Borrower or any Subsidiary after such Prepayment Disposition (provided that to the extent such amounts are released to the Borrower or its Subsidiaries from such reserve or escrow, such amount shall constitute Net Cash Proceeds); and (b) with respect to any Prepayment Debt Incurrence or Prepayment Equity Issuance, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Prepayment Debt Incurrence or Prepayment Equity Issuance over (ii) the out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such Prepayment Debt Incurrence or Prepayment Equity Issuance, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred in connection with such Prepayment Debt Incurrence or Prepayment Equity Issuance.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit E.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Borrower or any Subsidiary Guarantor to any Credit Party or any indemnified party, whether or not contingent, arising or incurred under this Agreement or any of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permanent Financing” has the meaning assigned to such term in the Recitals hereto.

“Permitted Assignee” has the meaning assigned to such term in Section 9.04(b).

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Prepayment Debt Incurrence” means any incurrence of Indebtedness for borrowed money by the Borrower or any of its Subsidiaries (including, without limitation, any Senior Notes) other than (i) any intercompany debt of the Borrower or any of its Subsidiaries, (ii) any Indebtedness of the Borrower or any of its Subsidiaries incurred under the Existing Credit Agreement (w) in the ordinary course of business, including, without limitation, the issuance of any letters of credit thereunder, (x) for the purpose of funding the earnest money deposit due under Section 2 of the Purchase and Sale Agreement on or about the date of the execution thereof, (y) without duplication of the preceding clause (x), for the purpose of financing the Acquisition, including financing Transaction Costs, in an aggregate principal amount not to exceed $200,000,000, or (z) for the purpose of financing the Statoil Acquisition and the WPX Acquisition, in an aggregate principal amount not to exceed $700,000,000 (but, for the avoidance of doubt, all other Indebtedness incurred under the Existing Credit Agreement for the purpose of financing (A) the Acquisition, including financing Transaction Costs, (B) the Statoil Acquisition or (C) the WPX Acquisition (except as explicitly permitted above) shall be subject to any prepayment requirement under Section 2.11(b)), (iii) any commercial paper issued by the Borrower or any of its Subsidiaries in the ordinary course of business and (iv) short-term working capital facilities and ordinary-course capital lease, purchase money and equipment financings by the Borrower or any of its Subsidiaries.

“Prepayment Disposition” means any Disposition by the Borrower or any of its Subsidiaries after the date hereof of any Property (including without limitation Dispositions of capital stock of any Subsidiary or other Person and the issuance of capital stock by any Subsidiary) other than (a) Dispositions among the Borrower or any of its Subsidiaries or an issuance or sale of capital stock by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower, (b) Dispositions of obsolete or unused assets or Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (c) Dispositions in the ordinary course of business, including, without limitation, sales of crude oil, natural gas and other petroleum hydrocarbons and the sale or exchange of interests in oil and gas leases, in each case, in the ordinary course of business, (d) rig sale and leasebacks in accordance with past practices and (e) other Dispositions not referred to in clauses (a) through (d) of Property with a fair market value for all such Dispositions after the Effective Date not to exceed $100,000,000.

“Prepayment Equity Issuance” means any issuance by the Borrower of any equity or equity-linked securities other than (i) pursuant to any employment agreement, employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards, (ii) pursuant to dividend reinvestment programs and (iii) equity or equity-linked securities issued or transferred directly as consideration with respect to any acquisition, divestiture or joint venture arrangement (excluding for the avoidance of doubt any cash or cash equivalents received as proceeds of such issuance or transfer).

“Prepayment Event” means any Prepayment Debt Incurrence, Prepayment Disposition, or Prepayment Equity Issuance.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Transmission Facility” means any transportation or distribution facility, including pipelines, of the Borrower or any Restricted Subsidiary located in the United States of America, other than (i) any such facility which in the opinion of the Board of Directors of the Borrower is not of material importance to the business conducted by the Borrower and its Restricted Subsidiaries taken as a whole, or (ii) any such facility in which interests are held by the Borrower or by one or more Restricted Subsidiaries or by the Borrower and one or more Restricted Subsidiaries and by others and the aggregate interest held by the Borrower and all Restricted Subsidiaries does not exceed 50%.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.03(c).

“Productive Property” means any property interest owned by the Borrower or a Restricted Subsidiary in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America and classified by the Borrower or such Restricted Subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned or leased by such Person.

“Public Debt Rating” shall have the meaning assigned to such term in Schedule 1.01B.

“Purchase and Sale Agreement” has the meaning assigned to such term in the Recitals hereto.

“Quarterly Unaudited Financial Statements” has the meaning assigned to such term in Section 3.03(b)

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the Aggregate Commitment at such time, and if the Aggregate Commitments have terminated, Lenders having Loans representing more than 50% of the aggregate outstanding principal amount of all Lenders’ Loans at such time.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary. For the avoidance of doubt each Subsidiary Guarantor and each Subsidiary that is not a Specified Subsidiary shall be a Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person which, to the Knowledge of the Borrower, is controlled by any Person specified in clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission.

“Senior Notes” any senior unsecured notes issued by the Borrower or any Subsidiary through a public offering or private placement.

“Seller” has the meaning assigned to such term in the Recitals hereto.

“Sole Lead Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the amount at which the assets (both tangible and intangible), in their entirety, of such Person and its Subsidiaries, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act, exceeds such Person’s and its Subsidiaries’ recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP), taken as a whole, determined in accordance with GAAP consistently applied; (ii) the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Person and its Subsidiaries, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises, insofar as such conditions can be reasonably evaluated, exceeds such Person’s and its Subsidiaries’ recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP), taken as a whole, and determined in accordance with GAAP consistently applied; (iii) such Person and its Subsidiaries, taken as a whole, is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the Closing Date through the Maturity Date; and (iv) such Person and its Subsidiaries taken as a whole will be able to pay their recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP), taken as a whole, determined in accordance with GAAP consistently applied, as they mature.

“Specified Purchase and Sale Agreement Representations” means the representations made by the Seller with respect to the Acquired Assets in the Purchase and Sale Agreement that are material to the interest of the Lenders.

“Specified Representations” means the representations and warranties of the Borrower set forth in Section 3.01, Section 3.02, Section 3.03(a)(i) and (ii) and (b)(i) and (ii), Section 3.05 (with respect to Events of Defaults under Section 7.01(b), Section 7.01(f) (but only to the extent the lenders or holders under such Material Indebtedness have a right to accelerate such Indebtedness), Section 7.01(g), Section 7.01(h)), Section 3.07, Section 3.11(a) and (b), Section 3.13, Section 3.15, Section 3.16, Section 3.17, Section 3.18, and Section 3.19.

“Specified Subsidiary” means (a) any Foreign Subsidiary or (b) any Subsidiary of the Borrower that is (or, substantially concurrently with its designation as an “Unrestricted Subsidiary” hereunder, will be) a master limited partnership or limited liability company with partnership tax status that is engaged in midstream activities, or any general partner, managing member or other entity the substantial majority of the assets of which are equity interests in any of the foregoing, but excluding any Subsidiary Guarantors.

“Statoil Acquisition” means the acquisition by the Borrower or one of its Restricted Subsidiaries of certain oil, gas and mineral properties and related assets from Statoil USA Onshore Properties Inc. (or one or more of its affiliates) and transaction expenses related thereto.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.

Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Equity” means, as of any date of determination, the total stockholders’ equity of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, but without giving effect to (a) any non-cash charge after December 31, 2011 resulting from any write-down of the Borrower’s oil and gas properties to the full cost ceiling limitations required by the full cost method of accounting for such properties or (b) any non-cash gain or loss on any hedging agreement resulting from the requirements of Accounting Standards Codification 815 (or the successor to such standard or any equivalent standard adopted after the date hereof) and any non-cash charge on pension obligations recorded in stockholders’ equity resulting from the requirements of Accounting Standards Codification 715 (or the successor to such standard or any equivalent standard adopted after the date hereof).

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a party to a Subsidiary Guaranty as a guarantor. As of the Effective Date, there are no Subsidiary Guarantors.

“Subsidiary Guaranty” means a guaranty of the Borrower’s obligations hereunder in substantially the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Total Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Transactions” means collectively, the Acquisition, any Permanent Financings, the Term Loan Credit Agreement, the entering into of this Agreement and the other Loan Documents on the Effective Date and the funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement and the other Loan Documents, and the consummation of any other transactions to occur on or about the Closing Date or otherwise in connection with, or contemplated by, the Acquisition and the financing thereof.

“Transaction Costs” any fees or expenses incurred by the Borrower, any of its Subsidiaries, or any of their Affiliates in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Undrawn Fee” has the meaning assigned to such term in Section 2.12(b).

“Undrawn Fee Payment Date” has the meaning assigned to such term in Section 2.12(b).

“Unrestricted Subsidiary” means (a) any Specified Subsidiary which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 5.09 and (b) any direct or indirect Subsidiary of any Specified Subsidiary described in clause (a), in each case that meets the following requirements:

(i) such Specified Subsidiary shall have no Indebtedness with recourse to the Borrower or any Restricted Subsidiary;

(ii) such Specified Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding and related transactions are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; provided that the foregoing provision shall not prohibit any agreements with respect to administrative and employee services;

(iii) such Specified Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional capital stock of such Person or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results (it being understood that any contractual arrangements between the Borrower or any of its Restricted Subsidiaries and such Specified Subsidiary pursuant to which such Specified Subsidiary sells products or provides services to the Borrower or such Restricted Subsidiary in the ordinary course of business are not included in this clause (B));

(iv) such Specified Subsidiary does not, either individually or together with other Specified Subsidiaries that are designated as Unrestricted Subsidiaries, own or operate, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries; and

(v) such Specified Subsidiary does not hold any equity interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.03 or 6.05, the Borrower shall be in default of the applicable covenant.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(i)(B)(3).

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower of which all issued and outstanding equity interests (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by the Borrower.

“WPX Acquisition” means the acquisition by the Borrower or one of its Restricted Subsidiaries of certain oil, gas and mineral properties and related assets from WPX Energy, Inc. (or one or more of its affiliates) and transaction expenses related thereto.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” is a Borrowing consisting of Eurodollar Loans).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”.

SECTION 1.04. Accounting Terms; GAAP. All references to GAAP and terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make a loan to the Borrower (each a “Loan” and collectively the “Loans”) on the Closing Date in an amount equal to its Applicable Percentage of the aggregate amount specified in the Borrowing Request, provided that each Lender’s Loan shall not exceed such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be ABR Loans or Eurodollar Loans as further provided herein.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments. Notwithstanding the foregoing, the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Eurodollar Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowing. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile transmission or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR

Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period other than seven days, one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of Borrowing or of such conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, facsimile transmission or electronic mail to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of the Borrowing, which shall be a Business Day;

(iii) whether the Borrowing is to consist of ABR Loans or Eurodollar Loans;

(iv) in the case the Borrowing consists of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. [Intentionally Omitted]

SECTION 2.06. [Intentionally Omitted]

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date of Borrowing by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. Upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this paragraph (a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising the Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by a Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) The Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to continue or convert the Loans, or a ratable portion of Loans, to Loans of a different Type or, in the case of Eurodollar Loans, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile transmission or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile transmission or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to comprise ABR Loans or Eurodollar Loans; and

(iv) if any Borrowing is to comprise Eurodollar Loans, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period the group of Loans comprising such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no Loans or portions thereof may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated pursuant to Section 2.09(b), the Aggregate Commitment shall be automatically terminated and permanently reduced to zero upon the earlier to occur of (i) 5:00 p.m., New York City time, on March 15, 2015, (ii) the date of termination of the Purchase and Sale Agreement and (iii) the Borrowing on the Closing Date.

(b) The Borrower may at any time prior to the Closing Date terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) On any date on which a Change of Control occurs, if the Commitments are then in effect, the Aggregate Commitment shall be automatically and immediately reduced to zero.

(e) Upon the receipt, prior to the Closing Date, of Net Cash Proceeds of any Prepayment Event, the Aggregate Commitment shall automatically be reduced in an aggregate amount equal to 100% of the Net Cash Proceeds of such Prepayment Event. The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Event at least one (1) Business Day prior to the consummation of such Prepayment Event and such notice shall be accompanied by a reasonably detailed calculation of the anticipated Net Cash Proceeds thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the occurrence of the Prepayment Event and the anticipated Net Cash Proceeds thereof. Any termination or reduction of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that the Loan made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to optionally prepay the Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent by telephonic notice (promptly confirmed by hand delivery, facsimile transmission or electronic mail of such request) of any prepayment hereunder this clause (a) (i) in the case of prepayment of a Borrowing of Eurodollar Loans, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of a Borrowing of ABR Loans, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid; provided that, a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02.

(b) Within three Business Days after the receipt, on or after the Closing Date, of Net Cash Proceeds of any Prepayment Event, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds. The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Event at least one (1) Business Day prior to the consummation of such Prepayment Event and such notice shall be accompanied by a reasonably detailed calculation of the anticipated Net Cash Proceeds thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the occurrence of the Prepayment Event and the anticipated Net Cash Proceeds thereof.

(c) On any date on which a Change of Control occurs, if Loans are outstanding, the Borrower shall offer to the Lenders to prepay all Loans then outstanding pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of the prepayment.

(i) Within 30 days following any Change of Control, the Borrower will send notice of such Change of Control Offer to the Administrative Agent, and the Administrative Agent shall promptly mail such notice to each Lender at the address specified for notices in Section 9.01 and in accordance with Section 9.01, with the following information:

(A) that a Change of Control has occurred or will occur (together with the identification of the transaction or transactions that constitute such Change of Control), that a Change of Control Offer is being made pursuant to this Section 2.11(c) and that all Loans properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Borrower;

(B) the prepayment price and date of prepayment, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”);

(C) that any Loans not properly accepted for prepayment pursuant to this Section 2.11(c) will remain outstanding and continue to accrue interest;

(D) that unless the Borrower defaults in the payment of the Change of Control Payment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(E) that Lenders electing to tender Loans pursuant to the Change of Control Offer will be required to notify the Administrative Agent thereof prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(F) that the Lenders will be entitled to withdraw their election to require the Borrower to prepay such Loans, provided that the Administrative Agent receives, not later than the close of business on the 5th Business Day preceding the date of the Change of Control Offer notice, a written notice setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(G) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change or Control Offer is conditional on the occurrence of such Change of Control.

(ii) On the Change of Control Payment Date, the Borrower will:

(A) prepay all Loans, or portions thereof, accepted for prepayment in accordance with this Section 2.11(c) pursuant to the Change of Control Offer by depositing with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Loans or portions thereof so accreted for prepayment, and

(B) deliver, or cause to be delivered, to the Administrative Agent an officer’s certificate stating that such Loans or portions thereof have been prepaid.

Notwithstanding the foregoing, the Borrower shall not be required to make a Change of Control Offer following a Change of Control if (I) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 2.11(c) and prepays all Loans validly accepted for prepayment under such Change of Control Offer or (II) a notice of prepayment with respect to the Loans has been given pursuant to this Agreement and the prepayment date specified in such notice is the date on which such Change of Control is consummated, unless and until there is a default in such prepayment. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, or, in the case of a prepayment in accordance with clause (c) above, pro rata in accordance with the aggregate principal amount of Loans accepted for prepayment. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) The Borrower will pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Undrawn Fee”) in an amount equal to 0.20% of the Aggregate Commitment, payable upon the earlier of (i) termination or expiration of the Aggregate Commitments in accordance with the terms hereof and (ii) the Closing Date (the “Undrawn Fee Payment Date”), calculated based on the number of days (if any) elapsed in a 360-day year, from and including the date of this Agreement to but excluding the Undrawn Fee Payment Date.

(c) The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a duration fee (the “Duration Fee”) in an amount equal to (i) 0.50% of the aggregate principal amount of the Loans outstanding on the date that is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a Business Day, the next Business Day); (ii) 0.75% of the aggregate principal amount of the Loans outstanding on the date that is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a Business Day, the next Business Day); and (iii) 1.00% of the aggregate principal amount of the Loans outstanding on the date that is 270 days after the Closing Date, due and payable on such 270th day (or if such day is not a Business Day, the next Business Day).

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Undrawn Fees and Duration Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans or any portion thereof comprising ABR Loans at any time shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans or any portion thereof comprising Eurodollar Loans at any time shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Intentionally Omitted]

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that, during the existence of any Event of Default described in Section 7.01(g) or 7.01(h), the interest rates set forth in clauses (i) and (ii) shall be applicable to all Loans and other amounts outstanding hereunder without any election or action on the part of the Administrative Agent or any Lender.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, setting forth in reasonable detail the calculation of such amount or amounts, shall be delivered to the Borrower and shall be rebuttable presumptive evidence of such amount or amounts. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Subsidiary Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Subsidiary Guarantor to a Governmental Authority pursuant to this Section 2.17, the Borrower or any Subsidiary Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Subsidiary Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) The Borrower hereby irrevocably authorizes the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations due and payable to such Lender hereunder and under the other Loan Documents resulting in such Lender receiving payment of a greater proportion of the aggregate amount of the Obligations due and payable to such Lender hereunder and under the other Loan Documents and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Requirements of Law, and (v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. An assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders on and as of (i) the Effective Date (except for the representations and warranties in Sections 3.03(c), 3.17, 3.18 and 3.19) and (ii) on the Closing Date that:

SECTION 3.01. Organization; Powers. The Borrower and each of its Restricted Subsidiaries are duly organized or validly formed, validly existing and in good standing under the laws of the jurisdictions of their organization or formation and have all requisite authority to conduct their respective businesses in each jurisdiction in which the failure to have such authority, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries have full power and authority to carry on their business as now conducted.

SECTION 3.02. Authorization and Validity. The Borrower and each Subsidiary Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower and each Subsidiary Guarantor of the Loan Documents to which it is a party have been duly authorized by proper organizational proceedings, and the Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower or such Subsidiary Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law, and obligations of good faith and fair dealing.

SECTION 3.03. Financial Condition. (a) The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013 (collectively, the “Annual Audited Financial Statements”) (which were heretofore delivered to the Administrative Agent and the Lenders), in each case, (i) were prepared in accordance with GAAP in effect on the date such statements were prepared, (ii) fairly present in all material respects the financial position of the Borrower and its consolidated Subsidiaries at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended and (iii) meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-1.

(b) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries as of March 31, 2014, June 30, 2014 and September 30, 2014 (collectively, the “Quarterly Unaudited Financial Statements”) (which were heretofore delivered to the Administrative Agent and the Lenders), in each case, (i) were prepared in accordance with GAAP in effect on the date such statements were prepared (subject to normal year end audit adjustments and the absence of footnotes), (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, at such dates and the consolidated results of operations for the periods then ended, and (iii) meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-1.

(c) The pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower, in each case, as of December 31, 2013 and for the most recent fiscal quarter periods for which financial statements have been delivered pursuant to Section 3.03(b) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement) (collectively, the “Pro Forma Financial Statements”), meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, (including giving effect to the time periods prescribed by Rule 3-05(b) thereunder, other than with respect to the Transactions), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act of 1933 on Form S-1.

(d) Since December 31, 2013, no material adverse effect on the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole has occurred.

SECTION 3.04. ERISA. Each Plan is in material compliance with, and has been administered in material compliance with, all applicable provisions of ERISA, the Code and any other applicable federal or state law, except where the failure to so comply would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred and is continuing as to which the Borrower is under an obligation to furnish a report to the Administrative Agent and the Lenders under Section 5.01(c) and which would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

SECTION 3.05. Defaults. No Default or Event of Default has occurred and is continuing.

SECTION 3.06. Accuracy of Information. (a) No written information, exhibit or report (other than projections and information of a general economic or industry-specific nature) furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all projections furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, have been or will be prepared in good faith based upon reasonable assumptions at the time such projections were so furnished.

SECTION 3.07. Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any other restriction hereunder. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or for any other purpose that entails a violation of Regulation U.

SECTION 3.08. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which, to the Knowledge of the Borrower, are required to be filed and have paid all taxes due pursuant to said returns and all taxes due pursuant to any assessment received by the Borrower or any Subsidiary, except (a) for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and (b) to the extent that the failure to pay such taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. Liens. There are no Liens on any of the properties or assets of the Borrower or any Restricted Subsidiary except (i) Permitted Liens and (ii) with respect to properties and assets other than Productive Properties, Principal Transmission Facilities and the stock of any Subsidiary, Liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All easements, rights of way, licenses and other real property rights required for operation of the businesses of the Borrower and its Restricted Subsidiaries are owned free and clear of any Lien, other than Permitted Liens and Liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. Litigation. Except as disclosed in the Borrower’s filings with the SEC, in the Borrower’s judgment, there are no actions at law or in equity pending or, to the Knowledge of the Borrower, threatened involving the likelihood of any judgment or liability against the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. No Conflict. Neither the execution and delivery by the Borrower or any Subsidiary Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will conflict with or result in the breach of any of the terms, conditions or provisions of, or constitute a default under (a) the charter or bylaws of the Borrower or its Subsidiaries, (b) any material indenture, loan agreement or other agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it may be bound, or (c) result in creation of any Lien on any property of the Borrower or any of its Subsidiaries.

SECTION 3.12. Approvals. No consent or authorization of, filing with, or any other act by or in respect of any Person is required in connection with the enforceability, execution, delivery, performance or validity of this Agreement or the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.

SECTION 3.13. Investment Company Status. None of the Borrower nor any Subsidiary Guarantor is an “investment company” or “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14. Compliance with Laws and Orders. The Borrower and its Restricted Subsidiaries have all franchises, licenses and permits necessary for the conduct of their respective businesses, and are in compliance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they or their respective properties are subject, except to the extent that failure to have, maintain or comply with any of the foregoing, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Anti-Terrorism Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Anti-Terrorism Laws applicable to it or its properties.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the Knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary, or (b) to the Knowledge of the Borrower, any of the directors, officers, employees or agents of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.17. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the initial Borrowing and after giving effect to the application of the proceeds of initial Borrowing on the Closing Date, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

SECTION 3.18. Use of Proceeds. The proceeds of the initial Borrowing shall be used on the Closing Date solely to fund, in part, (i) the Acquisition Consideration and (ii) the Transaction Costs.

SECTION 3.19. Change of Control. As of the Closing Date, no Change of Control has occurred.

ARTICLE IV

Conditions

SECTION 4.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower, covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated hereby as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower, dated the Effective Date, certifying:

(i) that attached to such certificate are (A) a true and complete copy of the certificate of incorporation and bylaws of the Borrower, as in full force and effect on the Effective Date, and (B) a true and complete copy of a certificate from the appropriate Governmental Authority of the jurisdiction of incorporation of the Borrower certifying that the Borrower is validly existing and in good standing in such jurisdiction, dated a recent date prior to the Effective Date;

(ii) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is or is intended to be a party and the obtaining of extensions of credit under this Agreement; and

(iii) as to the incumbency and specimen signature of each officer of the Borrower executing the Loan Documents to which the Borrower is or is intended to be a party;

(d) The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower dated the Effective Date, certifying that the representations and warranties of the Borrower contained in Article 3 (except for the representations and warranties in Sections 3.03(c), 3.17, 3.18 and 3.19) shall be true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(e) To the extent reasonably requested by the Administrative Agent or any Lender, in writing, at least 10 Business Days prior to the Effective Date, the Administrative Agent or such Lender shall have received, at least five (5) Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities or as may be required by the internal policies of the Administrative Agent or such Lender with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation the Patriot Act.

(f) The Administrative Agent, the Sole Lead Arranger and the Lenders shall have received all fees, in an amount and at times separately agreed in writing, and other amounts due and payable to them on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date (or such later date as the Borrower may reasonably agree), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent).

SECTION 4.02. Conditions Precedent to Closing. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Closing Date”):

(a) The Administrative Agent (or its counsel) shall have received Notes executed by the Borrower and payable to each Lender requesting (at least one Business Day prior to the Closing Date) a Note, duly completed and dated the Closing Date.

(b) The Specified Representations shall be true and correct in all material respects on and as of the Closing Date, both before and after giving effect to the Borrowing to occur on such date. The Specified Purchase and Sale Agreement Representations shall be true and correct on and as of the Closing Date, except to the extent that any such failure to be true and correct would not provide the Buyer a right to terminate its obligations under the Purchase and Sale Agreement or decline to consummate the Acquisition as a result of the breach of such Specified Purchase and Sale Agreement Representations.

(c) The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower dated the Closing Date, certifying:

(i) as to the accuracy of the matters referred to in clause (b) above; and

(ii) as to the matter described in clause (h) below (and setting forth reasonably detailed calculations of such compliance).

(d) The Administrative Agent, the Sole Lead Arranger and the Lenders shall have received all fees, in an amount and at times separately agreed in writing, and other amounts due and payable to them on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent).

(e) The Administrative Agent shall have received the (i) Annual Audited Financial Statements, (ii) Quarterly Unaudited Financial Statements, (it being agreed that the filing of such financial statements or reports with the SEC on Form 10-Q or
Form 10-K, as applicable, by the Borrower shall satisfy the delivery requirement under this Section 4.02(e)(i) and (ii)) and (iii) the Pro Forma Financial Statements.

(f) The Administrative Agent shall have received a solvency certificate from the Chief Financial Officer of the Borrower, in the form of Exhibit G, certifying that the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions are Solvent.

(g) The Borrower shall have in effect a Public Debt Rating from each of S&P and Moody’s.

(h) The Borrower shall be in pro forma compliance with Section 6.05 after giving pro forma effect to the Transactions as of the end of the most recent fiscal quarter for which financial statements are available.

(i) The Acquisition and the other Transactions shall be consummated substantially concurrently with the Borrowing on the Closing Date, in all material respects in accordance with the Purchase and Sale Agreement, and the Purchase and Sale Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Sole Lead Arranger without the Sole Lead Arranger’s prior written consent; it being understood and agreed that (w) any decrease in the Acquisition Consideration in excess of 10% that is not accompanied by a dollar-for-dollar reduction in the Aggregate Commitment (but only after giving effect to any required reduction of commitments pursuant to Section 2.09(e)), (x) any increase in Acquisition Consideration (other than any such increase made pursuant to the terms of the Purchase and Sale Agreement in excess of 10%), (y) any amendment or modification to, waiver of or consent under Sections 5.10, 5.14, 6.4 (except for modifications to Exhibit G of the Purchase and Sale Agreement contemplated by clause (z) below), 6.5 or 6.6 (as it relates to the obligations under Sections 5.10 and 5.14 of the Purchase and Sale Agreement only) of the Purchase and Sale Agreement or (z) any modification to Exhibit G of the Purchase and Sale Agreement, or any consent letter countersigned by Statoil USA Onshore Properties Inc. pursuant to Section 6.4(a) of the Purchase and Sale Agreement, that contemplates the Buyer not seeking, or relinquishing operatorships so that it would not hold, operatorship of substantially all of the Acquired Assets, shall in each case be deemed to be a modification that is materially adverse to the Lenders.

ARTICLE V

Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) As soon as available, but in any event in accordance with then-applicable Requirements of Law and not later than 90 days after the close of each of its fiscal years, audited consolidated financial statements of the Borrower and its Subsidiaries for such fiscal year, including its consolidated balance sheet as at the end of such fiscal year and related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and prepared in accordance with GAAP and accompanied by an unqualified (as to going concern or the scope of the audit) opinion of independent certified public accountants of recognized standing, which opinion shall state that such audit was conducted in accordance with generally accepted auditing standards and said financial statements fairly present, in all material respects, the financial condition and results of operation of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of, and for, such fiscal year in accordance with GAAP consistently applied.

(b) As soon as available, but in any event in accordance with then-applicable Requirements of Law and not later than 45 days after the close of each of the first three fiscal quarters of each of its fiscal years, unaudited consolidated financial statements of the Borrower and its Subsidiaries for such fiscal quarter, including its consolidated unaudited balance sheets as at the end of such fiscal quarter and related consolidated unaudited statements of income, stockholders’ equity and cash flows for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief financial officer or chief accounting officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b), a certificate of the chief financial officer or chief accounting officer of the Borrower in the form of Exhibit F (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 6.05 as of the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(d) If, as of the last day of any fiscal period of the Borrower, (i) any of the consolidated Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or 5.01(b), as applicable, a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, and (ii) the Borrower does not have an Investment Grade Rating, then concurrently with any delivery of financial statements under Section 5.01(a) or 5.01(b), as applicable, a certificate of a Financial Officer certifying that, except as disclosed in the Borrower’s filings with the SEC, in the Borrower’s judgment, there are no actions at law or in equity pending or, to the Knowledge of the Borrower, threatened involving the likelihood of any judgment or liability against the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(e) As soon as possible and in any event within ten (10) Business Days after the Borrower has Knowledge that any of the events or conditions specified below has occurred or exists with respect to any Plan or Multiemployer Plan, a statement, signed by a Financial Officer, describing said event or condition and the action which the Borrower or applicable member of the Controlled Group proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or applicable member of the Controlled Group with respect to such event or condition):

(i) the occurrence of any Reportable Event with respect to any Plan, or any waiver shall be requested under Section 412(c) of the Code for any Plan,

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or any action taken by the Borrower or any member of the Controlled Group to terminate any Plan under Section 4041(c) of ERISA,

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any member of the Controlled Group of a notice from any Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan,

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any member of the Controlled Group that could reasonably be expected to result in liability of the Borrower or such member under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) having a Material Adverse Effect, or the receipt by the Borrower or any member of the Controlled Group of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA,

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any member of the Controlled Group to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, or

(vi) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Borrower or any member of the Controlled Group fails to timely provide security to the Plan in accordance with the provisions of said Sections.

(f) Promptly upon the filing thereof, copies of all registration statements (other than Form S-8 or any similar form) and annual (other than Form 11-K or any similar form), quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC.

(g) Promptly upon the furnishing thereof to all shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so furnished.

(h) Promptly upon receipt thereof, one copy of each written audit report submitted to the Borrower or any Subsidiary by independent accountants resulting from (i) any annual or interim audit submitted after the occurrence and during the continuance of a Default or Event of Default and (ii) any special audit submitted at any time, in each case, made by them of the books of the Borrower or any Subsidiary.

(i) As soon as available and in any event not later than April 30 of each calendar year, an audit report of the producing properties of the Borrower and its Subsidiaries prepared by an independent firm of petroleum engineers (or prepared internally by the Borrower and audited by an independent firm of petroleum engineers) and in form, substance and detail as required by the SEC.

(j) Promptly, and in any event within five (5) Business Days after an Authorized Officer obtains Knowledge thereof, notice of the occurrence of a Default or Event of Default, specifying the nature thereof and what action the Borrower proposes to take with respect thereto.

(k) Promptly, and in any event within ten (10) Business Days, after an Authorized Officer obtains Knowledge thereof, the commencement of any litigation, arbitration or governmental proceeding against the Borrower or any Subsidiary which, in the opinion of the Borrower’s management, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect.

(l) Such other information (including nonfinancial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents or information required to be delivered or provided pursuant to Section 5.01(a), (b), (e), (f) and (g) (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts the materials containing such documents or information, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide to the Administrative Agent (whether by hand delivery, facsimile transmission or electronic mail) copies of the certificates of the Borrower’s chief financial officer or chief accounting officer required by Sections 5.01(b) and (c).

SECTION 5.02. Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books and records in good order in accordance with sound business practice and prepare its financial statements in accordance with GAAP and permit the Administrative Agent or any Lender, at its own expense, by its representatives and agents, to inspect any of the properties, books and financial records of the Borrower and each Restricted Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals during regular business hours as the Administrative Agent or such Lender may designate; provided that such inquiry shall be limited to the purpose of evaluating the Borrower’s financial condition or compliance with this Agreement.

SECTION 5.03. Conduct of Business; Existence. (a) The Borrower will, and will cause each Restricted Subsidiary to, maintain as their principal business, taken as a whole, the exploration, production, transportation, distribution, refinement, processing, storage, marketing and gathering of oil and other hydrocarbons and petroleum, and natural, synthetic or other gas and such activities related, ancillary or incidental thereto.

(b) The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to maintain, preserve and keep in full force and effect (i) its existence and (ii) the rights, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business, except for any failure to so maintain, preserve or keep in full force and effect the existence of any Restricted Subsidiary or any item listed in clause (ii) that could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or sale of assets permitted under Section 6.01.

SECTION 5.04. Maintenance of Insurance. The Borrower will, and will cause each Subsidiary to, maintain insurance with reputable insurance companies or associations in such forms and amounts and covering such risks as are customary for companies of established reputation and similar size engaged in similar businesses and owning and operating similar properties (including, without limitation, by the maintenance of adequate self-insurance reserves to the extent customary among such companies).

SECTION 5.05. Payment of Taxes and Other Obligations. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge all Taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, or upon or in respect of all or any part of the property and business of the Borrower or such Subsidiary, and all due and payable claims for work, labor or materials which, if unpaid, might become a Lien upon any property of the Borrower or any Subsidiary (other than claims against any such Subsidiary in a proceeding under any bankruptcy or similar law), except to the extent that (a) the validity thereof shall concurrently be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with (a) all Requirements of Law to which it may be subject (other than those referred to in clause (b) below), including (i) all provisions of ERISA which, if violated, might result in a Lien or charge upon any property of the Borrower or any Restricted Subsidiary, (ii) all material provisions of the Occupational Safety and Health Act of 1970 and the rules and regulations thereunder and (iii) applicable Requirements of Law relating to environmental standards or controls, except to the extent that failure to maintain or comply with any of the foregoing, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) the Patriot Act, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions in all material respects. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties (whether owned in fee or a leasehold interest) in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable or failure to so maintain, preserve, protect or keep its properties could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used (i) to pay a portion of the Acquisition Consideration and (ii) to pay the Transaction Costs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary pursuant to this Section 5.09, each Specified Subsidiary shall be classified as a Restricted Subsidiary.

(b) If the Borrower designates any Specified Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, the Borrower shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the consolidated assets of such Subsidiary.

(c) The Borrower may designate, by written notice to the Administrative Agent, any Specified Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist, (ii) the Borrower shall be in pro forma compliance with the covenant contained in Section 6.05 both before and after giving effect to such designation, (iii) the deemed Investment by the Borrower in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Section 6.06 and (iv) such Specified Subsidiary otherwise meets the requirements set forth in the definition of “Unrestricted Subsidiary”. Such written notice shall be accompanied by a certificate of a Financial Officer, certifying as to the matters set forth in the preceding sentence.

(d) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation: (i) the representations and warranties of the Borrower contained in each of the Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Section 6.03 and (iv) any Liens on Property of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 6.02.

(e) Notwithstanding the foregoing or anything to the contrary contained herein, no Subsidiary Guarantor shall be an Unrestricted Subsidiary.

ARTICLE VI

Negative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Fundamental Changes. The Borrower will not merge or consolidate with or into any other Person, and the Borrower will not sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions and whether directly or indirectly) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis; provided that:

(a) the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity in such merger or consolidation; and

(b) the Borrower may (x) merge or consolidate with any other solvent entity in a transaction in which the Borrower is not the surviving entity or (y) sell, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis to any other solvent entity; provided that (i) the surviving, continuing, resulting or transferee entity (the “Surviving Entity”) shall (A) expressly assume by a written instrument reasonably satisfactory to the Administrative Agent and the Lenders (which shall be provided with an opportunity to review and comment upon such instrument prior to the consummation of any transaction) the due and punctual payment of the principal of all Obligations and the due performance and observance of all covenants, conditions and agreements on the part of the Borrower under this Agreement, (B) deliver to the Administrative Agent and the Lenders evidence of appropriate corporate authorization on the part of the Surviving Entity with respect to such assumption and one or more opinions of counsel, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, to the effect that such written instrument has been duly authorized, executed and delivered by such Surviving Entity and constitutes a legal, valid and binding instrument enforceable against such Surviving Entity in accordance with its terms, and covering such other matters as the Administrative Agent and the Lenders may reasonably request, (C) have an Investment Grade Rating from each of Moody’s and S&P and (D) be an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and (ii) immediately after such merger, consolidation, sale or other disposition, no Default or Event of Default shall exist.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on (a) any Productive Property, (b) any Principal Transmission Facility or (c) any shares of stock of any Subsidiary, except for the following (collectively, “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty or, provided the Borrower or any Restricted Subsidiary knew or should have known of such Lien, are being actively contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, royalty, surface damages and mechanics’ liens and other similar liens, including Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, in each case, arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings;

(c) Liens incurred in the ordinary course of business (i) arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases (including rent security deposits), statutory obligations, surety, appeal and performance bonds, joint operating agreements or other similar agreements and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property or (iii) consisting of deposits which secure public or statutory obligations of the Borrower or any Restricted Subsidiary, or surety, custom or appeal bonds to which the Borrower or any Restricted Subsidiary is a party, or the payment of contested taxes or import duties of the Borrower or any Restricted Subsidiary;

(d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Restricted Subsidiaries;

(e) Liens on drilling equipment and facilities in order to secure the financing for the construction of such equipment and facilities not constructed as of the date hereof; provided that such financing is not prohibited by Section 6.03;

(f) attachment, judgment and other similar Liens arising in connection with court proceedings that would not constitute an Event of Default;

(g) Liens on property of a Restricted Subsidiary, provided such Liens secure only obligations owing to the Borrower or a Wholly Owned Subsidiary;

(h) purchase money mortgages or other mortgages or other Liens on assets of the Borrower or any Restricted Subsidiary securing Indebtedness hereafter incurred by the Borrower or such Restricted Subsidiary for the acquisition of such assets; provided that no such mortgage or other Lien shall extend to any other property (unless such mortgage or Lien is permitted under another clause of this Section 6.02) and the amount secured thereby shall not exceed the purchase price of such asset plus interest, if any, accrued thereon and shall not be prohibited by Section 6.03;

(i) Liens on property hereafter acquired (including shares of stock hereafter acquired of any Person (including any Person in which the Borrower or any Restricted Subsidiary already owns an interest)) existing at the time of acquisition and liens assumed by the Borrower or a Restricted Subsidiary as a result of a merger of another entity into the Borrower or a Restricted Subsidiary or the acquisition by the Borrower or a Restricted Subsidiary of the assets and liabilities of another entity, provided that in each case such Liens shall not have been created in anticipation of such transaction;

(j) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower or any Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or any Restricted Subsidiary;

(k) easements or reservations in respect of any property of the Borrower or any Restricted Subsidiary for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record and evidence of title, which in the reasonable opinion of the Borrower (at the time of the acquisition of the property affected or subsequently) will not interfere in any material way with the proper operation and development of the property affected thereby;

(l) Liens existing on the date hereof and set forth on Schedule 6.02, and any extensions, renewals and replacements thereof, so long as there is no increase in the Indebtedness secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements and replacements in respect of such property) is subject to such Lien;

(m) Liens on property to secure all or any part of the cost of construction, alteration or repair of any building, equipment or other improvement on all or any part of such property, including any pipeline, or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after, the completion of such construction, alteration or repair to provide funds for the payment of all or any part of such cost;

(n) rights of lessors under oil, gas or mineral leases arising in the ordinary course of business;

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(p) Liens which may hereafter be attached to undeveloped real estate not containing oil or gas reserves presently owned by the Borrower in the ordinary course of the Borrower’s real estate sales, development and rental activities;

(q) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(r) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(s) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred not for speculative purposes and in the ordinary course of business;

(u) Liens on cash and cash equivalent in favor of, and letters of credit issued for the benefit of, counterparties to Swap Agreements securing obligations under such Swap Agreements;

(v) Liens (other than obligations for borrowed money) created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered in the ordinary course of business;

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered in the ordinary course of business;

(x) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that, immediately after giving effect to the incurrence of any such Liens, the sum of (i) the aggregate principal amount of all Indebtedness secured by Liens permitted under this clause (x) and outstanding at such time, plus (ii) the aggregate principal amount of all Indebtedness of Restricted Subsidiaries incurred under Section 6.03(e) and outstanding at such time, shall not exceed 15% of Consolidated Net Tangible Assets (measured at the time of creation, incurrence or assumption of such Lien based upon the financial statements most recently available prior to such date); and

(y) Liens not otherwise permitted by the foregoing clauses of this Section 6.02; provided that at the time such Lien is created, the Obligations will be secured pari passu with the Indebtedness or other obligations such Lien is securing pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Lenders (drafts of which documentation shall be furnished to the Administrative Agent and the Lenders sufficiently in advance to provide the Administrative Agent and the Lenders with an opportunity to review and comment thereon prior to the granting of any such Lien).

SECTION 6.03. Indebtedness of Subsidiaries. The Borrower will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and set forth on Schedule 6.03 and renewals, extensions and refinancings thereof so long as the principal amount of such Indebtedness is not increased (other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement);

(c) Indebtedness owing to the Borrower or any Wholly-Owned Subsidiary;

(d) Indebtedness of any Subsidiary Guarantor; and

(e) other Indebtedness of any Restricted Subsidiary; provided that, immediately after giving effect to the incurrence of any such Indebtedness pursuant to this clause (e), the sum of (i) the aggregate principal amount of all Indebtedness incurred pursuant to this clause (e) and outstanding at such time, plus (ii) the aggregate principal amount of all Indebtedness secured by Liens permitted under Section 6.02(x) and outstanding at such time, shall not exceed 15% of Consolidated Net Tangible Assets (measured as of the date of creation, incurrence or assumption thereof based upon the financial statements most recently available prior to such date).

SECTION 6.04. Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing, and the Borrower shall not directly or indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions at the time of such Borrowing, or (c) in any manner that would result in the violation of any Sanctions at the time of such Borrowing.

SECTION 6.05. Financial Covenant. The Borrower will not permit the Debt to Capitalization Ratio at any time to exceed 0.60 to 1.00.

SECTION 6.06. Investments in Unrestricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment in any Unrestricted Subsidiary unless (a) no Default or Event of Default shall have occurred and be continuing before or after giving effect to such Investment, (b) the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.05 both before and after giving effect to such Investment, and (c) the amount of such Investment (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date), together with the aggregate amount of all Investments made in Unrestricted Subsidiaries since the Effective Date, shall not exceed an amount equal to 5% of Consolidated Net Tangible Assets.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and each of the other Loan Documents:

(a) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Guarantor to the Administrative Agent or any Lender in this Agreement or any other Loan Document or in any certificate, instrument or other document delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect as of the date on which made or deemed made;

(b) Payment Default. The Borrower shall fail to pay (i) any principal of any Loan payable by the Borrower when due or (ii) any interest, fee or other amount (other than any amount referred to in clause (i) of this paragraph) payable by the Borrower under this Agreement or any other Loan Document within five days after the same becomes due;

(c) Breach of Certain Covenants. (i) The breach by the Borrower of any of the terms or provisions of Section 5.01(j),
5.03(b) (with respect to the existence of the Borrower) or Article VI (other than Section 6.02); or

(ii) the breach by the Borrower of any of the terms or provisions of Section 6.02 that is not remedied within 10 days after the earlier to occur of (A) receipt by the Borrower of written notice of such breach from the Administrative Agent and (B) an Authorized Officer otherwise becoming aware of such breach;

(d) Other Breaches of the Loan Documents. The breach by the Borrower or any Subsidiary Guarantor (other than a breach which constitutes an Event of Default under clauses (a), (b) or (c) of this Article VII) of any term or provision of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier to occur of (i) receipt by the Borrower of written notice of such breach from the Administrative Agent and (ii) an Authorized Officer otherwise becoming aware of such breach.

(e) ERISA. An event or condition specified in Section 5.01(e) shall occur or exist with respect to any Plan or any Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions then outstanding, the Borrower or any member or the Controlled Group shall incur, or shall be reasonably likely to incur, a liability that would have a Material Adverse Effect;

(f) Cross-Default. Failure of the Borrower or any Restricted Subsidiary to pay any Material Indebtedness when due (after giving effect to any period of grace set forth in any agreement under which such Indebtedness was created or is governed); or the default by the Borrower or any Restricted Subsidiary in the performance of any other term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Material Indebtedness shall become due and payable or be required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(g) Voluntary Bankruptcy, etc. The Borrower or any Material Subsidiary shall (i) not pay, or admit in writing its inability to pay, its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for the Borrower or such Material Subsidiary, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (v) take any action to authorize or effect any of the foregoing actions set forth in this clause (g);

(h) Involuntary Bankruptcy, etc. Without the application, approval or consent of the Borrower or the applicable Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or a proceeding described in clause (g)(iv) above shall be instituted against the Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days;

(i) Judgments. The Borrower or any Material Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any final judgment or order for the payment of money in excess of $100,000,000 (to the extent not covered by independent third-party insurance as to which the applicable insurer has been notified of such judgment and does not dispute coverage and is not subject to any insolvency proceeding) which is not stayed on appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or such Material Subsidiary to enforce any such judgment; and

(j) Unenforceability of Certain Loan Documents. This Agreement, any Note or any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or the Borrower or any Subsidiary Guarantor that is a party to such document shall deny that it has any further liability thereunder or shall give notice to such effect, in each case other than as expressly permitted hereunder or thereunder or upon satisfaction in full of all the Obligations.

SECTION 7.02. Acceleration. (a) If any Event of Default described in Section 7.01(g) or (h) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.01(g) or (h) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity and (d) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; further, without limiting the generality of the foregoing clause (d), the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent, or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. If the Administrative Agent (i) has become the subject of a proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (ii) has appointed for it, without the application, approval or consent of the Administrative Agent, a receiver, trustee, examiner, liquidator or similar official, or a proceeding described in clause (i) above shall be instituted against the Administrative Agent, the Administrative Agent may be removed by written notice received by the Administrative Agent from the Required Lenders or the Borrower, such removal to be effective on the date specified by the Required Lenders or the Borrower, as applicable; provided that the Administrative Agent may not be removed unless, on or prior to the date of such removal, the Administrative Agent (in its individual capacity) acting as Lender is relieved of all of its duties as Lender, pursuant to documentation reasonably satisfactory to the Administrative Agent. Upon any resignation or removal of the Administrative Agent, the Required Lenders shall have the right (with, so long as no Event of Default under Section 7.01(b), Section 7.01(g) or Section 7.01(h) exists, the consent of the Borrower, which shall not be unreasonably withheld) to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time (without the consent of any Lender but with, so long as no Event of Default under Section 7.01(b), Section 7.01(g) or Section 7.01(h) exists, the consent of the Borrower, which shall not be unreasonably withheld or delayed) appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lenders and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000 and an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their capacity as Co-Syndication Agent as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at 10000 Energy Drive, Spring, Texas 77389-4954, Attention of the Chief Financial Officer (Facsimile No. (832) 796-4820; Telephone No. (832) 796-6100);

(ii) if to the Administrative Agent, to Bank of America, N.A., 135 S. LaSalle Street, Mail Code: IL4-135-09-61, Chicago, IL 60603, Attention of Gerund Gore (Facsimile No. 312-453-3635; Telephone No. 312-992-8588), with a copy to Bank of America, N.A., 700 Louisiana St., TX4-213-13-15, Houston, Texas, 77002-2700, Attention of Raza Jafferi (Facsimile No. 713-247-7701) and Bank of America, N.A., 101 N. Tryon Street, Charlotte, NC 28255, Attention of Libby Russell (Facsimile No. 704-409-0004; Telephone No. 980-386-8451); and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on an Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any Subsidiary Guarantor, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System other than to the extent such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan (excluding mandatory prepayments pursuant to Section 2.11(b) or Section 2.11(c)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) except as expressly provided in Section 6.01(b), release the Borrower from its obligations as Borrower under the Loan Documents without the written consent of each Lender, (vii) except as provided in Section 9.15(b), release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Subsidiary Guaranties or (viii) except to the extent expressly provided in Section 2.11(c), amend, modify or waive any provision relating to a Change of Control Offer after notice in respect of such Change of Control Offer has been delivered to the Administrative Agent, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement in accordance with Section 2.19(b).

(e) Notwithstanding anything to the contrary herein (A) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency and (B) following a Demand Failure Event, the Administrative Agent may amend this Agreement by increasing the interest rate payable on Loans hereunder as contemplated by the Fee Letter without consent or agreement by the Borrower or any other Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Sole Lead Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent) in connection with the preparation, due diligence, administration, syndication and distribution (including via an Electronic System) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Sole Lead Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including any reasonable legal expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction and one firm of regulatory counsel in each appropriate jurisdiction, in each case for the Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an indemnified party), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the Transactions or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) any material breach of the express obligations of such Indemnitee under the Loan Documents pursuant to a claim initiated by the Borrower or any

Subsidiary Guarantor or (z) any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates), other than claims against any Lender in its capacity as, or in fulfilling its role as, the Administrative Agent, Sole Lead Arranger or any similar role under the Loan Documents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Lender, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Lender in its capacity as such.

(d) No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(e) To the extent permitted by applicable Requirements of Law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against each such other Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this paragraph (d) shall limit the indemnification obligations of the Borrower set forth in paragraph (b) of this Section 9.03, including the Borrower’s obligation to indemnify each Indemnitee for special, indirect, consequential or punitive damages incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the matters described in clauses (i), (ii) and (iii) of such paragraph (b).

(f) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly provided in Section 6.01, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and, except as specified herein, any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, (x) prior to the Closing Date, any Initial Lender may assign to one or more Persons (other than an Ineligible Institution or a Disqualified Lender) no more than 49% (or such greater amount as the Borrower shall approve in its sole and absolute discretion) of its rights and obligations under this Agreement (including 49% (or such greater amount) of its Commitments) and (y) after the Closing Date any Lender may assign to one or more Persons (other than an Ineligible Institution or a Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it or its Commitments), in each case, with the prior written consent (such consent not to be unreasonably withheld or delayed except as set forth below) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required if an Event of Default under Section 7.01(b), Section 7.01(g) or Section 7.01(h) has occurred and is continuing or, after the Closing Date, a Demand Failure Event has occurred; and

(B) the Administrative Agent;

provided that no consent of the parties above shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, an Approved Fund or a Permitted Assignee.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Permitted Assignee or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal and state securities laws; and

(E) no assignment shall be permitted if, as of the date thereof, any event or circumstance exists which would result in the Borrower being obligated to pay any greater amount hereunder to the assignee than the Borrower is obligated to pay to the assigning Lender.

For the purposes of this Section 9.04(b), the terms “Approved Fund”, “Ineligible Institution” and “Permitted Assignee” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person or (b) the Borrower, any of its Subsidiaries or any of its Affiliates.

“Permitted Assignee” means those financial institutions party to the Existing Credit Agreement on November 21, 2014 and such other financial institutions as shall have been approved by the Borrower on or prior to such date.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or a Disqualified Lender, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to the Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Disqualified Lenders. (i) No assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in its sole and absolute discretion in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) prepay outstanding Loans held by such Disqualified Lender by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any bankruptcy, insolvency or similar laws (a “Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or similar laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or similar laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Credit Party or any Related Party of any Credit Party in any way relating to this Agreement or any other Loan Document or the Transactions, in any forum other than the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, or the United States District Court for the Southern District of New York, and any appellate court from any thereof, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Subsidiary Guarantor or their properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be

required by applicable Requirements of Law or by any subpoena or similar legal process, in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable Requirements of Law, promptly notify the Borrower in advance of such disclosure, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential; provided further that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (vii) above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, ITS SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW.

SECTION 9.13. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, Borrowing Requests or waivers and consents) shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on Electronic Systems approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Subsidiary Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor , which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act.

SECTION 9.15. Subsidiary Guarantors.

(a) The Borrower may, but is not required to, at any time upon five (5) Business Days’ written notice to the Administrative Agent, cause any of its Restricted Subsidiaries to become a Subsidiary Guarantor by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty.

(b) So long as no Default or Event of Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the capital stock of a Subsidiary Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guaranty, all of the Indebtedness of the Subsidiaries is permitted under Section 6.03 (assuming for this purpose that all such Indebtedness is incurred at such time), then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY, as Borrower

By	/s/ R. Craig Owen
Name: R. Craig Owen
Title: Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By	/s/ Denise Jones
Name: Denise Jones
Title: Assistant Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By	/s/ Raza Jafferi
Name: Raza Jafferi
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Muhammad Hasan
Name: Muhammad Hasan
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Chuck Randall
Name: Chuck Randall
Title: Managing Director

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By	/s/ Brian Smith
Name: Brian Smith
Title: Authorised Signatory

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By	/s/ Eamon Baqui
Name: Eamon Baqui
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

BANK OF MONTREAL, as a Lender

By	/s/ Thomas D. Dale
Name: Thomas D. Dale
Title: Managing Director

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By	/s/ Mark Oberreuter
Name: Mark Oberreuter
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

BNP PARIBAS, as a Lender

By	/s/ Nicolas Rabier
Name: Nicolas Rabier
Title: Managing Director

By	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

MIZUHO BANK, LTD., as a Lender

By	/s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

COMPASS BANK, as a Lender

By	/s/ Rhianna Disch
Name: Rhianna Disch
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By	/s/ Darrell Stanley
Name: Darrell Stanley
Title: Managing Director

By	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender

By	/s/ Kristan Spivey
Name: Kristan Spivey
Title: Authorized Signatory

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

BRANCH BANKING AND TRUST COMPANY, as a Lender

By	/s/ Ted Hawke
Name: Ted Hawke
Title: Senior Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By	/s/ Daria Mahoney
Name: Daria Mahoney
Title: Authorized Signatory

By	/s/ William M. Reid
Name: William M. Reid
Title: Authorized Signatory

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

COMERICA BANK, as a Lender

By	/s/ Devin S. Eaton
Name: Devin S. Eaton
Title: Relationship Manager

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

DNB CAPITAL LLC, as a Lender

By	/s/ Joe Hykle
Name: Joe Hykle
Title: Senior Vice President

By	/s/ Asulv Tveit
Name: Asulv Tveit
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

FIFTH THIRD BANK, as a Lender

By	/s/ Larry Hayes
Name: Larry Hayes
Title: Director – Energy Finance

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

HSBC BANK USA, N.A., as a Lender

By	/s/ Jay Fort
Name: Jay Fort
Title: Senior Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Tom Byargeon
Name: Tom Byargeon
Title: Managing Director

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

US BANK National Association, as a Lender

By	/s/ Patrick Jeffrey
Name: Patrick Jeffrey
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ John Dravenstott
Name: John Dravenstott
Title: Vice President

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE, as a Lender

By	/s/ Alexandre Huet
Name: Alexandre Huet
Title: Managing Director

SIGNATURE PAGE TO BRIDGE TERM LOAN CREDIT AGREEMENT

SCHEDULE 1.01A

COMMITMENTS

LENDER	COMMITMENT
Bank of America, N.A.	$1,800,000,000
JPMorgan Chase Bank, N.A.	$450,000,000
Wells Fargo Bank, National Association	$450,000,000
The Royal Bank of Scotland PLC	$360,000,000
Citibank, N.A.	$450,000,000
Bank of Montreal	$106,200,000
Bank of Tokyo-Mitsubishi UFJ, Ltd.	$106,200,000
BNP Paribas	$106,200,000
Mizuho Bank, Ltd.	$106,200,000
Sumitomo Mitsui Banking Corporation	$106,200,000
Compass Bank	$63,000,000
Crédit Agricole Corporate and Investment Bank	$63,000,000
Royal Bank of Canada	$63,000,000
Branch Banking and Trust Company	$25,000,000
Canadian Imperial Bank of Commerce, New York Branch	$35,000,000
Comerica Bank	$25,000,000
DNB Capital LLC	$25,000,000
Fifth Third Bank	$25,000,000
HSBC Bank USA, N.A.	$25,000,000
PNC Bank, National Association	$25,000,000
U.S. Bank National Association	$25,000,000
KeyBank National Association	$25,000,000
Société Générale	$35,000,000

AGGREGATE COMMITMENT	$4,500,000,000

SCHEDULE 1.01B

PRICING SCHEDULE

Days following the Closing Date	Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Closing Date through 89 days following the Closing Date	Eurodollar Margin	1.250%	1.375%	1.500%	1.625%	1.750%
	ABR Margin	0.250%	0.375%	0.500%	0.625%	0.750%
90th day following the Closing Date through 179th day following the Closing Date	Eurodollar Margin	1.500%	1.625%	1.750%	1.875%	2.000%
	ABR Margin	0.500%	0.625%	0.750%	0.875%	1.000%
180th day following the Closing Date through 269th day following the Closing Date	Eurodollar Margin	1.750%	1.875%	2.000%	2.125%	2.250%
	ABR Margin	0.750%	0.875%	1.000%	1.125%	1.250%
From the 270th day following the Closing Date	Eurodollar Margin	2.000%	2.125%	2.250%	2.375%	2.500%
	ABR Margin	1.000%	1.125%	1.250%	1.375%	1.500%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Moody’s Rating is Baal or better or the S&P Rating is BBB+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Moody’s Rating is Baa2 or better or the S&P Rating is BBB or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Moody’s Rating is Baa3 or better or the S&P Rating is BBB- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Moody’s Rating is Bal or better or the S&P Rating is BB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured debt rating.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s long-term issuer credit rating.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Status based on the then-current Moody’s Rating and S&P Rating (the “Public Debt Rating”). The credit rating in effect on any date for the purposes of this Schedule is the credit rating in effect at the close of business on such date. If at any time the Borrower has no Public Debt Rating, Level V Status shall exist.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating next below the higher of the split-ratings will apply. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

SCHEDULE 6.02

EXISTING LIENS

None.

SCHEDULE 6.03

EXISTING SUBSIDIARY INDEBTEDNESS

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is [a Lender][an Affiliate/Approved Fund of [identify Lender]][Permitted Assignee]][1]

3. Borrower:	Southwestern Energy Company

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Bridge Term Loan Credit Agreement dated as of December 19, 2014 among Southwestern Energy Company, the Lenders party thereto and Bank of America, N.A., as Administrative Agent

[1]	Select as applicable.

Exhibit A, Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A, Page 2

Consented to3 and Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By:
Name:
Title:

[Consented to:]4

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

[3]	No consent from the Administrative Agent or the Borrower is required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, an Approved Fund or a Permitted Assignee.
[4]	To be added only when the consent of the Borrower is required by Section 9.04(b)(i)(A) of the Credit Agreement.

Exhibit A, Page 3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as

Annex I to Exhibit A, Page 1

delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of this page intentionally left blank.]

Annex I to Exhibit A, Page 2

EXHIBIT B

FORM OF SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of [            ] by [            ], a [            ] (together with any other entity that may from time to time become party hereto by signing a counterpart hereof, collectively the “Subsidiary Guarantors” and each a “Subsidiary Guarantor”), in favor of Bank of America, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Southwestern Energy Company, a Delaware corporation (the “Borrower”), various financial institutions (the “Lenders”) and the Administrative Agent have entered into a Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for an extension of credit to be made by the Lenders to the Borrower;

WHEREAS, the Borrower desires that the Subsidiary Guarantors execute and deliver this Guaranty pursuant to Section 9.15 of the Credit Agreement; and

WHEREAS, in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the Subsidiary Guarantors, and because each Subsidiary Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Subsidiary Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement and other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Credit Agreement Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Representations and Warranties. Each Subsidiary Guarantor represents and warrants that (a) as of the date hereof, each of the representations and warranties in the Credit Agreement and the other Loan Documents, insofar as they relate to such Subsidiary Guarantor, are true and correct in all respects (except to the extent such representations and warranties relate solely to an earlier date) and (b) such Subsidiary Guarantor will derive substantial direct or indirect benefits from the extension of credit to the Borrower provided for under the Credit Agreement.

SECTION 3. The Guaranty. Subject to Section 9 hereof, each Subsidiary Guarantor hereby absolutely and unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as primary obligor and not as merely surety, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) of all of the Obligations (hereafter referred to as “Guaranteed Obligations”). Upon failure by the Borrower to pay punctually any of the Guaranteed Obligations, each Subsidiary Guarantor agrees that it shall forthwith on written demand pay to the Administrative Agent the amount not so paid at the place and in the manner specified in the Credit Agreement. This Guaranty is a guaranty of payment and not of collection. Each Subsidiary Guarantor waives any right to require the Administrative Agent or any Lender to attempt to collect from, or to sue the Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations.

Exhibit B, Page 1

SECTION 4. Guaranty Unconditional. Subject to Sections 9 and 11 hereof, the obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)	any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii)	any modification or amendment of, supplement to or waiver under the Credit Agreement or any other Loan Document or any waiver under any of the foregoing;

(iii)	any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Credit Agreement or any other Loan Document or any obligation of any other guarantor of any of the Guaranteed Obligations;

(iv)	any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or the assets of any of the foregoing, or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(v)	the existence of any claim, setoff or other right which such Subsidiary Guarantor may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, any Credit Party or any other Person, whether in connection herewith or any unrelated transaction;

(vi)	any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement or any other Loan Document, or any Requirement of Law purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations of the principal of or interest on the Notes or any other amount payable by the Borrower under the Credit Agreement or any other Loan Document; or

(vii)	any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, any Credit Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, except as provided in Section 5.

SECTION 5. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the Aggregate Commitment shall have terminated or expired. If at any time any payment of the principal of or interest on the Notes or any other amount payable by the Borrower under the Credit Agreement or any other Loan Document, or by any Subsidiary Guarantor hereunder, is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Exhibit B, Page 2

SECTION 6. Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations or any other Person.

SECTION 7. Subrogation. Each Subsidiary Guarantor hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Subsidiary Guarantors, unless and until the Guaranteed Obligations are indefeasibly paid in full and the Aggregate Commitment has terminated.

SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other Loan Document shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 9. Limitation on Obligations.

(a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by any Subsidiary Guarantor, the Administrative Agent or any other Credit Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent not subject to avoidance under applicable law, and neither a Subsidiary Guarantor nor any other Person shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of each Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.

(b) Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.

(c) If any Subsidiary Guarantor (a “Paying Subsidiary Guarantor”) shall make any payment or payments under this Guaranty, each other Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made by such Paying Subsidiary Guarantor. For the purposes hereof, each Non-Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment was made by reference to

Exhibit B, Page 3

the ratio of (i) such Non-Paying Subsidiary Guarantor’s Allocable Amount (as defined below) to (ii) the sum of the Allocable Amounts of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) (as determined immediately prior to the making of such payment or payments). As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the excess of the fair saleable value of the property of such Subsidiary Guarantor over the total liabilities of such Subsidiary Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Subsidiary Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Subsidiary Guarantors as of such date in a manner to maximize the amount of such contributions. Nothing in this Section 9(c) shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each Subsidiary Guarantor covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of the Credit Parties and the Subsidiary Guarantors and may be enforced by any of them in accordance with the terms hereof.

SECTION 10. Application of Payments. All payments received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a) FIRST, to payment of all out-of-pocket expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations;

(b) SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees; and

(c) THIRD, to payment of any other Guaranteed Obligations.

SECTION 11. Release of Guarantor. Notwithstanding anything to the contrary herein, a Subsidiary Guarantor will be unconditionally and absolutely released and discharged from its obligations under this Guaranty upon the delivery by the Administrative Agent of documentation providing for such release following a valid request under Section 9.15(b) of the Credit Agreement.

SECTION 12. Notices. Any notice or communication required or permitted hereunder shall be given as provided in Section 9.01 of the Credit Agreement, addressed (a) to the Administrative Agent at the address listed in Section 9.01(a)(ii) of the Credit Agreement and (b) to each Subsidiary Guarantor at the address set forth under its name on the signature pages hereto (or to any Subsidiary Guaranty Supplement (as defined below)) or to such other address or to the attention of such other Person as hereafter shall be designated in writing by the applicable party sent in accordance herewith.

SECTION 13. No Waivers. No failure or delay by the Administrative Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 14. No Duty to Advise. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope

Exhibit B, Page 4

and extent of the risks that such Subsidiary Guarantor assumes and incurs under this Guaranty, and agrees that the Administrative Agent does not have any duty to advise such Subsidiary Guarantor of information known to it regarding those circumstances or risks.

SECTION 15. Successors and Assigns. No Subsidiary Guarantor may assign or delegate any of its rights or obligations hereunder, but this Guaranty and such obligations shall be fully binding upon the successors of such Subsidiary Guarantor, as well as such Subsidiary Guarantor. This Guaranty shall apply to and inure to the benefit of each Credit Party and its successors and permitted assigns. Without limiting the generality of the immediately preceding sentence, each Credit Party may, to the extent and in the manner provided for in Section 9.04 of the Credit Agreement, assign, grant a participation in, or otherwise transfer any of the Guaranteed Obligations held by it or any portion thereof, and each Credit Party may, to the extent and in the manner provided for in the Credit Agreement, assign or otherwise transfer all or a portion of its rights and obligations under the Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any other Person, and such other Person shall thereupon become entitled to all of the benefits in respect thereof granted to such Credit Party hereunder.

SECTION 16. Changes in Writing Amendments, Etc. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by each Subsidiary Guarantor and the Administrative Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by any Subsidiary Guarantor therefrom, shall be effective unless it is in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals of the Lenders as required under the Credit Agreement.

SECTION 17. Costs of Enforcement. Each Subsidiary Guarantor agrees to pay all out-of-pocket expenses, including, without limitation, all court costs and attorneys’ fees and expenses, paid or incurred by the Administrative Agent in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, such Subsidiary Guarantor or any other guarantor of all or any part of the Guaranteed Obligations.

SECTION 18. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (A) THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. (B) EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY SUBSIDIARY GUARANTOR OR ITS

Exhibit B, Page 5

PROPERTIES IN THE COURTS OF ANY JURISDICTION. (C) EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. (D) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. (E) EACH PARTY TO THIS GUARANTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. (F) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 19. Taxes. etc. All payments required to be made by any of the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if any Subsidiary Guarantor is required by law to make such deduction or withholding, such Subsidiary Guarantor shall forthwith (i) pay to the Administrative Agent or the applicable Lender such additional amount as results in the net amount received by the Administrative Agent equaling the full amount which would have been received by the Administrative Agent or such Lender had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Administrative Agent or such Lender certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

SECTION 20. Joinder of Additional Subsidiary Guarantors. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Subsidiary Guaranty Supplement”) to the Administrative Agent, (i) such Person shall be referred to as an “Additional Subsidiary Guarantor” and shall become and be a Subsidiary Guarantor hereunder for all purposes hereunder, and each reference in this Guaranty to a “ Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Subsidiary Guaranty Supplement.

Exhibit B, Page 6

SECTION 21. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default with respect to the Borrower specified in clauses (g) or (h) of Section 7.01 of the Credit Agreement, all Guaranteed Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Subsidiary Guarantor.

SECTION 22. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 23. Delivery of Counterparts. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile, emailed ..pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty.

[Remainder of this page intentionally left blank.]

Exhibit B, Page 7

IN WITNESS WHEREOF, each Subsidiary Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Address for notices:

Exhibit B, Page 8

EXHIBIT A

FORM OF

SUBSIDIARY GUARANTY SUPPLEMENT

[            ], 20[    ]

Bank of America, N.A.,

as Administrative Agent

for the Lenders referred to below

135 S. LaSalle Street, Mail Code: IL4-135-09-61

Chicago, IL 60603

Attention of: Gerund Gore

Facsimile No.: 312-453-3635

Telephone No.: 312-992-8588

with a copy to:

Bank of America, N.A.,

700 Louisiana Street, TX4-213-13-15

Houston, TX

Attention of: Raza Jafferi

Facsimile No.: 713-247-7701

Re: Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company, the Lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement and to that certain Guaranty dated as of [-] (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”) executed by the Subsidiary Guarantors party thereto in favor of the Administrative Agent, each Lender and each other Person to which any Guaranteed Obligations are owed, and each of their respective successors, endorsees, transferees and assigns (collectively, the “Guaranteed Parties” and each, individually, a “Guaranteed Party”). The Subsidiary Guaranty, as supplemented by this Subsidiary Guaranty Supplement (this “Subsidiary Guaranty Supplement”) and as it may hereafter be amended, restated, further supplemented or otherwise modified from time to time, is herein referred to as the “Subsidiary Guaranty Agreement”. Capitalized terms used herein but not defined herein have the respective meanings ascribed to such terms in the Credit Agreement or the Subsidiary Guaranty, as applicable.

Section 1. The undersigned (the “Additional Subsidiary Guarantor”) hereby becomes a Subsidiary Guarantor (as defined in the Subsidiary Guaranty Agreement) for all purposes of the Subsidiary Guaranty Agreement. Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby (a) absolutely, unconditionally and irrevocably

Exhibit A to Subsidiary Guaranty, Page 1

guarantees, jointly with the other Subsidiary Guarantors and severally, to each Subsidiary Guaranteed Party, the prompt and complete payment in cash when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations on the terms and conditions set forth in the Subsidiary Guaranty Agreement as if it were an original party thereto, (b) accepts and agrees to perform and observe all of the covenants set forth in the Subsidiary Guaranty Agreement, (c) waives the rights set forth in Section 6 of the Subsidiary Guaranty Agreement and (d) waives the rights, submits to jurisdiction, and waives service of process as described in Section 18 of the Subsidiary Guaranty Agreement. The terms and provisions of the Subsidiary Guaranty Agreement are incorporated herein by reference.

Section 2. The address for notices and other communications to be delivered to the Additional Subsidiary Guarantor pursuant to Section 12 of the Subsidiary Guaranty Agreement is set forth on the signature page hereto.

Section 3. Delivery of an executed counterpart of a signature page to this Subsidiary Guaranty Supplement by facsimile or electronic transmission (including in .pdf form) shall be effective as delivery of a manually executed counterpart of this Subsidiary Guaranty Supplement.

Section 4. This Subsidiary Guaranty Supplement shall be construed in accordance with and governed by the law of the State of New York.

[Remainder of this page intentionally left blank.]

Exhibit A to Subsidiary Guaranty, Page 2

IN WITNESS WHEREOF, the undersigned has caused this Subsidiary Guaranty Supplement to be duly executed by its authorized officer as of the day and year first above written.

Very truly yours,

[ADDITIONAL SUBSIDIARY GUARANTOR],
a [ ]

By:
Name:
Title:

Address for notices:

Exhibit A to Subsidiary Guaranty, Page 3

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C-1, Page 1

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in
Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C-2, Page 1

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C-3, Page 1

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in
Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower] with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit C-4, Page 1

EXHIBIT D-1

FORM OF BORROWING REQUEST

Bank of America, N.A.,

as Administrative Agent

for the Lenders referred to below

135 S. LaSalle Street, Mail Code: IL4-135-09-61

Chicago, IL 60603

Attention of: Gerund Gore

Facsimile No.: 312-453-3635

Telephone No.: 312-992-8588

with a copy to:

Bank of America, N.A.,

700 Louisiana Street, TX4-213-13-15

Houston, TX

Attention of: Raza Jafferi

Facsimile No.: 713-247-7701

Re: Southwestern Energy Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby requests a Borrowing of Loans:

1.	On (a Business Day).

2.	In the amount of $ .[5]

3.	Comprised of: (type of Loan requested).

4.	For Eurodollar Loans: with an Interest Period of to mature on .[6]

5.	Location and number of such Borrower’s account to which proceeds of Borrowing are to be disbursed:

[5]	Not less than applicable amounts specified in Section 2.02(c) of the Credit Agreement.
[6]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit D-1, Page 1

Very truly yours,

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit D-1, Page 2

EXHIBIT D-2

FORM OF INTEREST ELECTION REQUEST

Bank of America, N.A.,

as Administrative Agent

for the Lenders referred to below

135 S. LaSalle Street, Mail Code: IL4-135-09-61

Chicago, IL 60603

Attention of: Gerund Gore

Facsimile No.: 312-453-3635

Telephone No.: 312-992-8588

with a copy to:

Bank of America, N.A.,

700 Louisiana Street, TX4-213-13-15

Houston, TX

Attention of: Raza Jafferi

Facsimile No.: 713-247-7701

Re: Southwestern Energy Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. Pursuant to Section 2.08 of the Credit Agreement, the Borrower hereby requests a [continuation][conversion] of Loans:

1.	On (a Business Day).

2.	List date, Type, principal amount and Interest Period (if applicable) of existing Borrowing .

3.	In the amount of $ for the resulting Borrowing.

4.	Comprised of: (type of Loan requested).

5.	For Eurodollar Loans: with an Interest Period of to mature on .[7]

[Remainder of this page intentionally left blank.]

[7]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit D-2, Page 1

Very truly yours,

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit D-2, Page 2

EXHIBIT E

[FORM OF]

NOTE

December [-], 2014

FOR VALUE RECEIVED, the undersigned, Southwestern Energy Company, a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the respective meanings given such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan made to it from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Loan, and upon each payment or prepayment of principal of each Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in the Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of Eurodollar Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and Bank of America, N.A., as administrative agent. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the Borrower in an aggregate principal amount not to exceed at any time outstanding such Lender’s Commitment, the indebtedness of the Borrower resulting from each such Loan made to it by the Lender being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of such successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

This Note shall be construed in accordance with and governed by the law of the State of New York.

Exhibit E, Page 1

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit E, Page 2

SCHEDULE OF LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit E, Page 3

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

The undersigned, the [chief financial officer/chief accounting officer] of Southwestern Energy Company (the “Borrower”) hereby (a) delivers this Certificate pursuant to Section 5.01(c) of the Bridge Term Loan Credit Agreement dated as of December 19, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the respective meanings given thereto in the Credit Agreement) among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and (b) certifies as follows:

1. Attached hereto as Schedule I are the financial statements of the Borrower as at the end of and for the fiscal year ☐ fiscal quarter ☐ (check one) ended                    , 201    as required by Section 5.01(a) or Section 5.01(b) of the Agreement, as applicable.

2. [Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.]8

3. Attached hereto as Schedule II are detailed calculations used by the Borrower to establish whether the Borrower was in compliance with the requirements of Section 6.05 of the Credit Agreement as of the date of the financial statements attached as Schedule I.

4. [Unless otherwise disclosed on Schedule III attached hereto, no] [No] Default or Event of Default has occurred which is in existence on the date hereof. [The Borrower has taken or proposes to take the action to cure such Default or Event of Default as described on Schedule III.]

5. [Attached as Schedule IV are consolidating spreadsheets showing all consolidated Unrestricted Subsidiaries and the eliminating entries.]9

6. [As of the date hereof, except as disclosed in the Borrower’s filings with the SEC, in the Borrower’s judgment, there are no actions at law or in equity pending or, to the Knowledge of the Borrower, threatened involving the likelihood of any judgment or liability against the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.]10

[8]	To be included if certificate accompanies financial statements delivered to Section 5.01(b) of the Credit Agreement.
[9]	To be included if, as of the last day of the fiscal period covered by the financial statements delivered herewith, any of the consolidated Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries pursuant to Section 5.09 of the Credit Agreement.
[10]	To be included if, as of the last day of the fiscal period covered by the financial statements delivered herewith, the Borrower does not have an Investment Grade Rating.

Exhibit F, Page 1

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of             , 201    .

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:	[Chief Financial Officer/Chief Accounting Officer]

Exhibit F, Page 2

Schedule I

Financial Statements

(to be attached)

Schedule I to Exhibit F

Schedule II

Compliance Calculations

(to be attached)

Schedule II to Exhibit F

[Schedule III

Defaults/Remedial Action

(to be attached)]11

[11]	If applicable.

Schedule III to Exhibit F

[Schedule IV

Consolidating Spreadsheets

(to be attached)]12

[12]	If applicable.

Schedule IV to Exhibit F

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Southwestern Energy Company, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.02(f) of the Bridge Term Loan Credit Agreement (the “Credit Agreement”), dated as of December 19, 2014, among Southwestern Energy Company, the lenders party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this Certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

Exhibit G, Page 1

(e) “Do not have Unreasonably Small Capital”

Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this Certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Sections 3.03(a), (b) and (c) of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

[Remainder of this page intentionally left blank.]

Exhibit G, Page 2

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed on its behalf by its chief financial officer as of the date first written above.

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit G, Page 3